Northwestern Mutual Series Fund, Inc.
N-SAR Filing
December 31, 2002


Sub Item 77O:  Transactions effected pursuant to Rule 10f-3


OFFERINGS PURCHASED BY NORTHWESTERN MUTUAL SERIES FUND INC. IN WHICH ROBERT W. BAIRD WAS IN UNDERWRITING GROUP:



ISSUE/                            OFFER.  SELLING     TOTAL     % OF
ACCOUNT                           PRICE  CONCESSION   (000)    OFFERING

PORTFOLIO RECOVERY ASSOCIATES INC.
  SMALL CAP GROWTH STOCK PORT    $13.00    $0.50     $1,555    3.07%

WISCONSIN PUBLIC SERVICE CORPORATION
  ASSET ALLOCATION PORTFOLIO     $99.60    $4.00     $  250    0.17%
  BALANCED PORTFOLIO                            	3,250    2.16%
  SELECT BOND PORTFOLIO                            	2,500    1.67%


Portfolio Recovery Associates Inc. was acquired through William Blair & Company Wisconsin Public Service Corporation was acquired through UBS Warburg LLC.

Portfolio Recovery Associates Inc. Underwriting Syndicate Members:
William Blair & Company LLC
U.S. Bancorp Piper Jaffray, Inc.
BB&T Capital Markets/Scott & Stringfellow, Inc.
RBC Dain Rauscher, Inc.
Robert W. Baird & Co.

Wisconsin Public Service Corporation Underwriting Syndicate Members:
UBS Warburg LLC
A.G. Edwards & Sons, Inc.
Legg Mason Wood Walker, Incorporated
Robert W. Baird & Co.